Exhibit 99.1

Rex Energy Provides Additional Information on 61% Net Increase in Proved Reserves

and Reports 2010 Drill Bit F&D Costs of $.68/MCFE

•	Year-end 2010 proved reserves increased to 201.7 BCFE

•	Total reserve replacement at 1,560% with reserve to production ratio of 27.6 years

•	Drill Bit Finding and Development Costs of $.68/ MCFE

STATE COLLEGE, Pa., February 14, 2011 (GLOBE NEWSWIRE) — Rex Energy Corporation (Nasdaq:REXX) reported year end 2010 proved oil and gas reserves of 201.7 Bcfe, an increase of 61% over year end 2009. Of the 201.7 Bcfe proved reserves, 63% was attributable to natural gas and 37% to oil, condensate and natural gas liquids. The proved developed portion of year-end 2010 reserves was 43% of total proved reserves.

Rex Energy successfully replaced 1,560% of its estimated 2010 production of 7,310 MMcfe, which equates to a reserves to production ratio of approximately 27.6 years.

	2009	2010
Proved Reserves (MMcfe)	125,223	201,679
Production (MMcfe)	5,877	7,310
Drill Bit Capital Employed (millions1)	$34.4	$78.0
Drill-bit Finding and Development Cost ($/Mcfe)	$0.53	$0.68
All-in Capital Employed (millions)	$52.7	$151.4
All-in Finding and Development cost ($/Mcfe)	$0.80	$1.97

[1]	Exploration and development capital employed

Unaudited estimates of exploration and development costs for 2010 were $78.0 million. When including lease acquisitions, total 2010 capital expenditures were $150.4 million. Drill bit finding and development (F&D) costs were $0.68 per Mcfe while total F&D costs for 2010 were $1.97 per Mcfe.

Year-End 2010 Proved Reserves

The following table is a reconciliation of the changes in the company’s proved reserves between December 31, 2009 and December 31, 2010:

	Natural Gas (Mmcf)	Oil and NGLs (Mbbl)	Total (Mmcfe)
Balance – December 31, 2009	56,163	11,510	125,223

Extensions and discoveries[1]	93,230	3,462	114,002
Sale of minerals in place[2]	(12,252)	(370)	(14,472)
Estimated production[3]	(3,008)	(717)	(7,310)
Revisions to previous estimates[4]	(6,512)	(1,542)	(15,764)

Balance – December 31, 2010[5]	127,621	12,343	201,679

Proved developed reserves as of December 31, 2010	32,477	8,799	85,272

[1]	Butler County, Pennsylvania Marcellus Shale Reserves up 248% over 2009
[2]	Sales to Sumitomo as part of joint venture transaction
[3]	Unaudited 2010 production figures
[4]	Includes reclassification of 3.7 Bcfe and 13.5 Bcfe from Appalachian Basin (non-Marcellus) and Illinois Basin, respectively, to the probable category
[5]	Total proved reserves increased 95%, adjusting for production, asset sales and revisions

	Proved Reserves by Asset Area
	PDP (MMcfe)	PDNP (MMcfe)	PUD (MMcfe)	Total (MMcfe)	PV10 (M$)
Appalachia Conventional	6,015	0	0	6,015	$8,916
Marcellus – Butler Operated	10,086	9,188	104,070	123,344	74,795
Marcellus – Non-Operated	11,126	0	12,337	23,463	23,822
Illinois	48,857	0	0	48,857	161,870

Total	76,084	9,188	116,407	201,679	$269,403

The majority of Rex Energy’s proved reserve growth was attributed to the expanded horizontal drilling in its operated Butler County, Pennsylvania development. Total proved reserves attributed to the company in

Butler County increased by 248%. Excluding the sale of minerals in place to Rex Energy’s joint venture partner, Sumitomo Corporation, Butler County reserves increased by 278% over year-end 2009 reserves.

	Total Company Net Marcellus Wells
	2009	2010
PDP	9.5	12.8
PDNP	0.5	2.8
PUD	13.5	35.8
Total	23.5	51.4

Of the 51.4 net PUD wells booked in 2010, 8.3 net wells were booked based on the use of reliable technologies for reporting proved reserves. The company had a total net proved developed to proved undeveloped ratio of Marcellus Shale wells of 2.29 to 1.0 at year-end 2010. Rex Energy expects to convert 40% of its Butler County proved undeveloped reserves to proved developed reserves by the end of 2011.

Additionally, reserve estimates were performed at commodity spot prices as of December 31, 2010 (year-end case) and the NYMEX futures strip from December 31, 2010. The following table summarizes the results from the alternative pricing scenarios:

	Proved Reserves
Price Case	Natural Gas (MMcf)	Oil and NGLs (Mbbl)	Total (MMcfe)	PV-10 (M$)
SEC Price Case[1]	127,622	12,343	201,680	$269,403
Year-End Price Case[2]	127,568	12,911	205,034	$320,803
NYMEX Futures Price Case[3]	128,267	13,072	206,699	$409,998

[1]	$75.96/bbl for oil and NGLs, $4.38/MMBtu for natural gas, adjusted for contractual agreements
[2]	$89.84/bbl for oil and NGLs, $4.23/MMBtu for natural gas, adjusted for contractual agreements
[3]	NYMEX Futures, five-year strip

PV-10 is the estimated future net cash flows from proved reserves discounted at an annual rate of 10 percent before giving effect to income taxes. Standardized Measure is the after-tax estimated future cash flows from proved reserves discounted at an annual rate of 10 percent, determined in accordance with GAAP. Rex uses PV-10 as one measure of the value of the Company’s proved reserves and to compare relative values of proved reserves among exploration and production companies without regard to income taxes. Rex believes that securities analysts and rating agencies use PV-10 in similar ways. Rex’s management believes PV-10 is a useful measure for comparison of proved reserve values among companies because, unlike Standardized Measure, it excludes future income taxes that often depend principally on the characteristics of the owner reserves rather than on the nature, location and quality of the reserves themselves. Below is a reconciliation of PV-10 to Standardized Measure for SEC oil and gas NYMEX pricing (in thousands):

SEC Pricing (in thousands)

PV-10 at December 31, 2010[1]	$269,403

Discounted Effect of Income Taxes	(64,117)

Standardized Measure at December 31, 2010	$205,286

[1]	$75.96/bbl for oil and NGL, $4.38/MMBtu for natural gas, adjusted for contractual agreements

Netherland, Sewell & Associates, Inc. (NSAI), an independent reserve engineering firm, prepared the proved reserves report at year-end 2010.

In this release, the following terms have the following definitions:

PV-10: PV-10 represents the present value, discounted at 10% per annum, of estimated future net revenue before income tax and asset retirement obligations of Rex Energy’s estimated proved reserves. PV-10 is a financial measure that is not in accordance with generally accepted accounting principles (GAAP) because it excludes the effects of income taxes and asset retirement obligations.

Drill Bit Finding and Development Cost: The sum of total capital deployed, less lease acquisition costs, divided by total extensions and discoveries.

Total Finding and Development Cost: The sum of total capital deployed divided by the sum of extensions, discoveries, acquisitions, divestitures, conversions, revisions, less prior year’s production.

Reserves to Production (R/P) Ratio: Total proved reserves divided by total production for the year.

Reserve Replacement:Total of extensions and discoveries divided by total production for the year.

About Rex Energy Corporation

Rex Energy is headquartered in State College, Pennsylvania and is an independent oil and gas company operating in the Appalachian, Illinois and Denver-Julesburg Basins within the United States. The company’s strategy is to pursue its higher potential exploration drilling prospects while acquiring oil and natural gas properties complimentary to its portfolio.

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Forward-Looking Statements

Except for historical information, statements made in this release, including those relating to Rex Energy’s expectations to convert 40% of its Butler County proved undeveloped reserves to proved developed by the end of 2011 are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are indicated by words such as “expects” and similar words. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the company’s future performance are subject to a wide range of business risks and uncertainties, and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including (without limitation) the following:

•	adverse economic conditions in the United States and globally;

•	the difficult and adverse conditions in the domestic and global capital and credit markets;

•	domestic and global demand for oil and natural gas;

•	sustained or further declines in the prices the company receives for oil and natural gas;

•	the effects of government regulation, permitting and other legal requirements;

•	the geologic quality of the company’s properties with regard to, among other things, the existence of hydrocarbons in economic quantities;

•	uncertainties about the estimates of the company’s oil and natural gas reserves;

•	the company’s ability to increase production and oil and natural gas income through exploration and development;

•	the company’s ability to successfully apply horizontal drilling techniques and tertiary recovery methods;

•	the number of well locations to be drilled, the cost to drill and the time frame within which they will be drilled;

•	the effects of adverse weather on operations;

•	drilling and operating risks;

•	the ability of contractors to timely and adequately perform their drilling, construction, well stimulation, completion and production services;

•	the availability of equipment, such as drilling rigs and transportation pipelines;

•	changes in the company’s drilling plans and related budgets;

•	the adequacy of capital resources and liquidity including (without limitation) access to additional borrowing capacity; and

•	uncertainties associated with our legal proceedings and the outcome.

The company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on the company’s risks and uncertainties is available in the company’s filings with the SEC.

The company’s internal estimates of reserves may be subject to revision and may be different from estimates by the company’s external reservoir engineers at year end. Although the company believes the expectations and forecasts reflected in these and other forward-looking statements are reasonable, it can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.

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For more information, contact:

Tom Stabley

Executive Vice President and Chief Financial Officer

(814) 278-7215

tstabley@rexenergycorp.com